As filed with the Securities and Exchange Commission on September 25, 2014

Registration No. ______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARISTOCRAT GROUP CORP.

(Exact name of registrant in its charter)

Florida	5182	45-2801371
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

495 Grand Blvd., Suite 206

Miramar Beach, FL

(850) 269-7208

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Federowicz

Chief Executive Officer

495 Grand Blvd., Suite 206

Miramar Beach, FL

Telephone: (850) 269-7208

Facsimile: (850) 269-6801

Email: robert@arisocratgroupcourp.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Robert L. Sonfield, Jr., Esq.

Sonfield & Sonfield

2500 Wilcrest Drive, Suite 300

Houston, Texas 77042

Telephone: (713)877-8333

Facsimile: (713)877-1547

Email: robert@sonfield.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (1)	Per Share (2)	Offering Price	Fee (3)

Common Stock, par value $0.0001 per share, issuable pursuant to the Jaxon Investment Agreement	10,000,000	$0.01	$100,000	$12.88

(1)

We are registering 10,000,000 shares of our common stock that we will put to Jaxon Group Corp. pursuant to that certain investment agreement (the “Jaxon Investment Agreement”). The Jaxon Investment Agreement was entered into on September 15, 2014. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Jaxon Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)

This offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the closing price of common stock of the Company as reported on the OTC Markets (the “OTCQB”) on September 22, 2014.

(3)

The Registration Fee has been estimated based on the maximum offering price of the Shares in accordance with Rule 457(o).  If the maximum total offering price increases prior to the effective date of the registration statement, a pre-effective amendment will be filed to increase the maximum dollar value being registered and the additional filing fee shall be paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

- ii -

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER ___, 2014

10,000,000  Shares of Common Stock

ARISTOCRAT GROUP CORP.

This prospectus relates to the resale of up to 10,000,000 shares of common stock of Aristocrat Group Corp. (“we” or the “Company”), par value $0.0001 per share, issuable to Jaxon Group Corp. (“Jaxon”) pursuant to that certain investment agreement. The investment agreement permits us to “put” up to $5,000,000 in shares of our common stock to Jaxon over a period of up to thirty-six (36) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by Jaxon. Jaxon is deemed an underwriter for our common stock.

The selling stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Jaxon is paying all of the registration expenses incurred in connection with the registration of the shares except for accounting fees and expenses and we will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the Over-the-Counter Marketplace (“OTCQB”) under the ticker symbol “ASCC.” Our common stock is also quoted on the OTCQB marketplace under the same ticker symbol. The OTCQB has effectively replaced the FINRA operated OTC Bulletin Board (OTCBB) as the primary market for SEC reporting securities that trade off exchanges. On September 22, 2014, the closing price of our common stock was $0.02 per share.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act. Please read the related disclosure contained on page 8 of this prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is:  _____________, 2014

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11

USE OF PROCEEDS	12

DILUTION	12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	12

DESCRIPTION OF BUSINESS	13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	16

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	19

EXECUTIVE COMPENSATION	22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	23

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	24

SELLING STOCKHOLDER	24

PLAN OF DISTRIBUTION	25

DESCRIPTION OF SECURITIES TO BE REGISTERED	27

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	27

LEGAL MATTERS	28

EXPERTS	28

INTERESTS OF NAMED EXPERTS AND COUNSEL	28

WHERE YOU CAN FIND MORE INFORMATION	28

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Aristocrat Group Corp. (referred to herein as the “Company,” “we,” “our,” and “us”). You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and notes before making an investment decision.

Company Overview

Aristocrat Group Corp. was incorporated in Florida on July 20, 2011. Our original business plan was to open Prenatal-Postpartum Supercare Centers in target areas across the United States.

In September 2012, the board of directors believed that to continue to protect and increase shareholder value, it would be to the advantage, welfare and best interests of the shareholders for the Company to consider alternative corporate strategies to generate new business revenue for the Company. Thus, the board of directors approved adding a second business to the Company’s business plan: Aristocrat Brands, a focused brand management company. The Aristocrat Brands and Supercare Centers business lines are operated under two separate divisions of Aristocrat Group Corp. Although the Supercare Centers will continue to be a business line, the primary focus is to be on Aristocrat Brands.

The new business line’s goal is to identify and promote unique brands that have a mass market appeal across a diverse demographic.  The approach by Aristocrat Brands will be to select product opportunities that have the largest audience and broad market appeal.

Aristocrat Brands is initially concentrating on the distilled spirits industry, with a focus on the Vodka segment. As a core direction, beverage alcohol marketing can be used as a platform to promote other business segments of the Company, such as event promotion. Vodka accounts for almost one quarter of all distilled spirits sales and continues to grow. Selecting the distilled spirits sector enables Aristocrat to enter into a large diverse market with broad appeal and several similar supporting categories, such as the spirit industry and the music industry.  These two sectors are easily linkable and present many original opportunities for partnership, sponsorship and brand awareness activities.

Our subsidiary, Top Shelf Distributing, LLC, a Texas limited liability company, currently markets and sells RWB Ultra Premium Handcrafted Vodka (“RWB Vodka”). RWB Vodka is a potato-based, gluten-free vodka which is currently distributed in North America and sold by a growing number of retailers.

The Offering

Common stock outstanding before the offering	78,041,774 shares of common stock as of September 22, 2014.

Common stock being offered by the selling stockholder	10,000,000 shares of common stock.

Use of proceeds

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of our common stock to the selling stockholder pursuant to the Jaxon Investment Agreement described below. The proceeds received under the Jaxon Investment Agreement will be used for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the board of directors, in its good faith deem to be in the best interest of the Company.

OTCQB Trading Symbol	ASCC

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

Investment Agreement with Jaxon Group Corp.

On September 15, 2014, we entered into an investment agreement (the “Jaxon Investment Agreement”) with Jaxon Group Corp., a Louisiana corporation (“Jaxon”). Pursuant to the terms of the Jaxon Investment Agreement, Jaxon committed to purchase up to $5,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) month period commencing with the effectiveness of the registration statement, we may deliver a put notice to Jaxon which states the dollar amount that we intend to sell to Jaxon on a date specified in the put notice. The purchase price per share to be paid by Jaxon shall be calculated at a fifty percent (50%) discount to the lowest price of the common stock as reported by Bloomberg, L.P. during the twenty (20) consecutive trading days immediately prior to the receipt by Jaxon of the put notice. We have reserved 30,000,000 shares of our common stock for issuance under the Jaxon Investment Agreement, including 10,000,000 shares included in the registration statement of which this prospectus is a part filed with the Securities and Exchange Commission (the “SEC”). We have reserved more shares reserved than are covered by this registration statement.

In connection with the Jaxon Investment Agreement, we also entered into a registration rights agreement with Jaxon, pursuant to which we are obligated to file a registration statement with the SEC covering 10,000,000 shares of our common stock underlying the Jaxon Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the transaction and maintain the effectiveness of such registration statement until termination of the Jaxon Investment Agreement.

The 10,000,000 shares to be registered herein represent 30.26% of the publicly tradable shares issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale.

At an assumed purchase price of $0.01 (equal to 50% of the closing price of our common stock of $0.02 on September 22, 2014), we will be able to receive up to $100,000 in gross proceeds, assuming the sale of the entire 10,000,000 shares being registered hereunder pursuant to the Jaxon Investment Agreement. Accordingly, we would be required to register an additional 490,000,000 shares to obtain the balance of $4,900,000 under the Jaxon Investment Agreement. We are currently authorized to issue 250,000,000 shares of our common stock. Therefor we will likely be required to increase our authorized shares in order to receive the entire purchase price. Jaxon has agreed to refrain from holding an amount of shares which would result in Jaxon owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Jaxon Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Jaxon will periodically purchase our common stock under the Jaxon Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Jaxon to raise the same amount of funds, as our stock price declines.

The total investment amount of $5 million was determined based on numerous factors, including the following: Our current running costs are approximately $500,000 per annum, and thus we need a portion of the investment amount to pay general operating expenses. We believe we need the remaining funds for capital expenditures related to promotion of unique distilled alcohol brands, including our RWB Vodka. While it is difficult to estimate the likelihood that the Company will need the full investment amount, we believe that the Company may need the full amount of $5 million funding under the Jaxon Investment Agreement.

Where You Can Find Us

Our principal office is located at 495 Grand Blvd., Suite 206, Miramar Beach, Florida. Our telephone number is (850) 269-7208. We lease approximately 1,800 square feet of warehouse space located at 11875 West Little York, Houston, Texas 77041.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. We believe the following discussion identifies the most significant risks and uncertainties that could adversely affect our business. If any of the following risks were actually to occur, our business, results of operations, cash flows, and financial condition could be materially and adversely affected. Additional risks not currently known to us, or that we currently deem to be immaterial, could also materially adversely affect our business, results of operations, cash flows, and financial condition in future periods.

Risks Related to Our Business

We have a history of operating losses and expect to continue to realize losses in the near future. Currently our operations are producing inadequate revenue to fund all operating costs, and we rely on investments by third parties to fund our business. Even as our revenue grows, we may not become profitable or be able to sustain profitability.

Since inception, we have incurred significant net losses and have not realized adequate revenue in order to support our operations.  We have reported a net loss of $1,392,903 from the date of inception through April 30, 2014. We expect to continue to incur net losses and negative cash flow from operations in the near future, and we will continue to experience losses for at least as long as it takes our company to generate revenue by selling our distilled spirits. The size of these losses will depend, in large part, on whether we develop the distilled spirits industries, with a focus on the Vodka segment, in a profitable manner. To date, we have had only limited operating revenues. There can be no assurance that we will achieve material revenues in the future. Should we achieve a level of revenues that make us profitable, there is no assurance that we can maintain or increase profitability levels in the future.

There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) our lack of significant operating revenues since inception through the date of this prospectus; and (iii) our dependence on debt and equity funding to continue in operation. We have signed the Jaxon Investment Agreement for up to $5,000,000 through sales of our common stock. We therefore expect to incur significant losses in the foreseeable future. The consolidated financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to curtail or cease our operations. If this happens, you could lose all or part of your investment.

Our lack of any profitable operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We do not have any substantial operating history, which makes it impossible to evaluate our business on the basis of historical operations.  Our business carries both known and unknown risks. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our lacking any profitable operating history.

We might not succeed in our strategies for acquisitions and dispositions.

From time to time, we may attempt acquire or invest in additional brands or businesses. We expect to continue to seek acquisition and investment opportunities that we believe will increase long-term shareholder value, but we may not be able to find and purchase brands or businesses at acceptable prices and terms. Acquisitions involve risks and uncertainties, including potential difficulties integrating acquired brands and personnel; the possible loss of key customers or employees most knowledgeable about the acquired business; implementing and maintaining consistent U.S. public company standards, controls, procedures, policies, and information systems; exposure to unknown liabilities; business disruption; and management distraction. Acquisitions, investments, or joint ventures could also lead us to incur additional debt and related interest expenses, issue additional shares, and become exposed to contingent liabilities, as well as lead to dilution in our earnings per share and reduction in our return on average invested capital. We could incur future restructuring charges or record impairment losses on the value of goodwill or other intangible assets resulting from previous acquisitions, which may also negatively affect our financial results.

We also evaluate from time to time the potential disposition of assets or businesses that may no longer meet our growth, return, or strategic objectives. In selling assets or businesses, we may not get prices or terms as favorable as we anticipated. We could also encounter difficulty in finding buyers on acceptable terms in a timely manner, which could delay our accomplishment of strategic objectives. Expected cost savings from reduced overhead relating to the sold assets may not materialize, and the overhead reductions could temporarily disrupt our other business operations. Any of these outcomes could negatively affect our financial performance.

We recently underwent a change in management, and the current management has no experience in distilled spirits or alcoholic beverages prior to joining the Company.

We underwent a change in management January 1, 2013. The new director and sole executive officer of the Company was not previously an employee of or otherwise involved in the management of the Company. While Mr. Federowicz has prior business experience, he had no prior experience in manufacture or distribution of distilled spirits or alcoholic beverages before joining the Company.

One of our stockholders has the ability to significantly influence any matters to be decided by the stockholders, which may prevent or delay a change in control of our company.

Bloise International Corporation, a Panama corporation, currently owns approximately 57.66% of our common stock on a fully diluted basis. As a result, it could exert considerable influence over the outcome of any corporate matter submitted to our stockholders for approval, including the election of directors and any transaction that might cause a change in control, such as a merger or acquisition.  Any stockholders in favor of a matter that is opposed by this stockholder cannot overrule the vote of Bloise International Corporation.

Robert Federowicz is our sole director and officer and the loss of Mr. Federowicz could adversely affect our business.

Since Mr. Federowicz is currently our sole director and officer, if he were to die, become disabled, or leave our company, we would be forced to retain individuals to replace him. There is no assurance that we can find suitable persons to replace him if that becomes necessary. We have no “Key Man” life insurance at this time.

Risks Relating to our Alcoholic Beverage Business

Changes in consumer preferences and purchases, and our ability to anticipate and react to them, could negatively affect our business results.

We are a branded consumer products company in a highly competitive market, and our success depends on our continued ability to offer consumers appealing, high-quality products. Consumer preferences and purchases may shift due to a host of factors, many of which are difficult to predict, including changes in economic conditions, demographic and social trends, public health policies and initiatives, changes in government regulation of beverage alcohol products, and changes in travel, leisure, dining, gifting, entertaining, and beverage consumption trends. To continue to succeed, we must anticipate and respond effectively to shifts in demographics, consumer behavior, drinking tastes, and drinking occasions. Our business results could be negatively affected by shifts in demographic trends, specifically in the United States. Further, trends in the United States for several years after 2014 indicate a slight decrease in the population segment aged 21 to 24; fewer potential consumers in this age bracket could have a negative effect on industry growth rates and our business.

Production facility disruption could adversely affect our business.

RWB Vodka is produced at a single location. A catastrophic event causing physical damage, disruption, or failure at our distillation or bottling facilities could adversely affect our business. A consequence of any of these or other supply or supply chain disruptions could be our inability to meet consumer demand for the affected products for a period of time. In addition, insurance proceeds may be insufficient to cover the replacement value of our inventory of maturing products and other assets if they were to be lost. Disaster recovery plans may not prevent business disruption, and reconstruction of any damaged facilities could require a significant amount of time.

The inherent uncertainty in supply/demand forecasting could adversely affect our business, particularly with respect to our aged products.

There is an inherent risk of forecasting imprecision in determining the quantity of aged and maturing products to store in a given year for future consumption. The forecasting strategies we use to balance product supply with fluctuations in consumer demand may not be effective for particular years, products, or markets. We cannot be sure that we will be successful in using various levers, such as price, to create the desired balance of available supply and consumer demand for particular years, products, or markets. As a consequence, we may be unable to meet consumer demand for the affected products for a period of time. Furthermore, not having our products in the market on a consistent basis may adversely affect our brand equity and future sales.

Higher costs or unavailability of materials could adversely affect our financial results, as could our inability to obtain certain finished goods.

Our products use a number of materials and ingredients that we purchase from suppliers. Our ability to make and sell our products depends upon the availability of the raw materials, product ingredients, finished products, wood, glass, bottles, bottle closures, packaging, and other materials used to produce and package them. Without sufficient quantities of one or more key materials, our operations and financial results could suffer. For instance, only a few glass producers make bottles on a scale sufficient for our requirements, and a single producer supplies most of our glass requirements. If any of our key suppliers were no longer able to meet our timing, quality, or capacity requirements, ceased doing business with us, or raised prices, and we could not promptly develop alternative cost-effective sources of supply or production, our operations and financial results could suffer.

Higher costs or insufficient availability of suitable raw materials, including potatoes, water, glass, closures, and other input materials, or higher associated labor costs or insufficient availability of labor, may adversely affect our financial results, because we may not be able to pass along such cost increases or the cost of such shortages through higher prices to customers. Similarly, when energy costs rise, our transportation, freight, and other operating costs, such as distilling and bottling expenses, also may increase. Our financial results may be adversely affected if we are not able to pass along energy cost increases through higher prices to our customers without reducing demand or sales.

Weather, the effects of climate change, diseases, and other agricultural uncertainties that affect the mortality, health, yield, quality, or price of the various raw materials used in our products also present risks for our business, including in some cases potential impairment in the recorded value of our inventory. Changes in weather patterns or intensity can disrupt our supply chain as well, which may affect production operations, insurance costs and coverage, as well as the timely delivery of our products to customers.

If the social acceptability of our products declines or governments adopt policies disadvantageous to beverage alcohol, our business could be adversely affected.

Our ability to market and sell our products depends heavily on societal attitudes toward drinking and governmental policies that both flow from and affect those attitudes. In recent years, increased social and political attention has been directed at the beverage alcohol industry. The recent attention has focused largely on public health concerns related to alcohol abuse, including drunk driving, underage drinking, and the negative health impacts of the abuse and misuse of beverage alcohol. While most people who drink enjoy alcoholic beverages in moderation, it is commonly known and well reported that excessive levels or inappropriate patterns of drinking can lead to increased risk of a range of health conditions and, for certain people, can result in alcohol dependence. Some academics and public health officials as well as critics of the alcohol industry in the United States, Europe, and other countries around the world increasingly seek governmental measures to make beverage alcohol products more expensive, less available, or more difficult to advertise and promote. For example, the World Health Organization recently published a report on alcohol and its associated health risks and impacts, and encouraged governments to develop specific regulatory policies to reduce the harmful use of alcohol. If future research indicated more widespread serious health risks associated with alcohol consumption – particularly with moderate consumption – or if for any reason the social acceptability of beverage alcohol were to decline significantly, sales of our products could decrease.

We face substantial competition in our industry, and consolidation among beverage alcohol producers, wholesalers, or retailers, or changes to our route-to-consumer model, could hinder the marketing, sale, or distribution of our products.

We use different business models to market and distribute our products in North America. In the United States, we sell our products either to distributors for resale to retail outlets or, in those states that control alcohol sales, to state governments who then sell them to retail customers and consumers. Consolidation among spirits producers, distributors, wholesalers, or retailers could create a more challenging competitive landscape for our products. Consolidation at any level could hinder the distribution and sale of our products as a result of reduced attention and resources allocated to our brands both during and after transition periods, because our brands might represent a smaller portion of the new business portfolio. Expansion into new product categories by other suppliers, or innovation by new entrants into the market, could increase competition in our product categories. Changes to our route-to-consumer models or partners in important markets could result in temporary or longer-term sales disruption, could result in higher implementation-related or fixed costs, and could negatively affect other business relationships we might have with that partner. Distribution network disruption or fluctuations in our product inventory levels at distributors, wholesalers, or retailers could negatively affect our results for a particular period. Further, while we currently believe we have sufficient scale to succeed relative to our major competitors, we nevertheless face a risk that continuing consolidation of large beverage alcohol companies could put us at a competitive disadvantage.

Our competitors may respond to industry and economic conditions more rapidly or effectively than we do. Other suppliers, as well as wholesalers and retailers of our brands, offer products that compete directly with ours for shelf space, promotional displays, and consumer purchases. Pricing (including price promotions, discounting, couponing, and free goods), marketing, new product introductions, entry into our distribution networks, and other competitive behavior by other suppliers, and by wholesalers and retailers who sell their products against ours, could adversely affect our sales, margins, and profitability. While we seek to take advantage of the efficiencies and opportunities that large retail customers can offer, large retail customers often seek lower pricing and purchase volume flexibility, offer own-label competing products, and represent a large number of other competing products. If their leverage continues to increase, it could negatively affect our financial results.

Our business operations may be adversely affected by social, political and economic conditions affecting market risks the demand for and pricing of our products. These risks include:

•

Unfavorable economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, sale, or consumption of our beverage alcohol products

•

Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of our family of brands

•

Changes in consumer preferences, consumption, or purchase patterns – particularly away from clear spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; bar, restaurant, travel, or other on-premise declines; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, input materials, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•

Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Business disruption, decline, or costs related to organizational changes, reductions in workforce, or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

We require substantial funds to produce and market our distilled spirits.

Development and marketing of our alcoholic beverages, including our signature RWB Vodka depends upon the results of marketing programs, feasibility studies and the recommendations of qualified professionals. Such activities require substantial funding. Before deciding to produce and market distilled spirits, we must consider several significant factors, including, but not limited to:

•	Costs of bringing the products into production;
•	Availability and costs of financing;
•	Ongoing costs of production;
•	Market prices for the products to be produced;
•	Environmental compliance regulations and restraints; and
•	Political climate and/or governmental regulation and control.

Risks Related to Our common stock

We lack an established trading market for our common stock, and you may be unable to sell your common stock at attractive prices or at all.

There is currently a limited trading market for our common stock in the OTCQB under the symbol “ASCC.” There can be no assurances given that an established public market will be obtained for our common stock or that any public market will last. As a result, we cannot assure you that you will be able to sell your common stock at attractive prices or at all.

The market price for our common stock may be highly volatile.

The market price for our common stock may be highly volatile. A variety of factors may have a significant impact on the market price of our common stock, including:

•	the publication of earnings estimates or other research reports and speculation in the press or investment community;
•	changes in our industry and competitors;
•	our financial condition, results of operations and prospects;
•	any future issuances of our common stock, which may include primary offerings for cash, and the grant or exercise of stock options from time to time;
•	general market and economic conditions; and
•	any outbreak or escalation of hostilities, which could cause a recession or downturn in our economy.

We may be subject to shareholder litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may become the target of similar litigation. Securities litigation will result in substantial costs and liabilities and will divert management’s attention and resources.

Our future sales of common stock by management and other stockholders may have an adverse effect on the then prevailing market price of our common stock.

In the event a public market for our common stock is sustained in the future, sales of our common stock may be made by holders of our public float or by holders of restricted securities in compliance with the provisions of Rule 144 of the Securities Act of 1933. In general, under Rule 144, a non-affiliated person who has satisfied a six-month holding period in a company registered under the Securities Exchange Act of 1934, as amended, may, sell their restricted common stock without volume limitation, so long as the issuer is current with all reports under the Exchange Act in order for there to be adequate common public information. Affiliated persons may also sell their common shares held for at least six months, but affiliated persons will be required to meet certain other requirements, including manner of sale, notice requirements and volume limitations. Non-affiliated persons who hold their common shares for at least one year will be able to sell their common stock without the need for there to be current public information in the hands of the public. Future sales of shares of our public float or by restricted common stock made in compliance with Rule 144 may have an adverse effect on the then prevailing market price, if any, of our common stock.

We do not expect to pay cash dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

The extent to which we utilize the Jaxon Investment Agreement as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Jaxon under the Jaxon Investment Agreement on any given day and during the term of the agreement is limited. See “The Jaxon Transaction” section of this prospectus for additional information. Additionally, we and Jaxon may not effect any sales of shares of our common stock under the Jaxon Investment Agreement during the continuance of an event of default. Even if we are able to access the full $5.0 million under the Jaxon Investment Agreement, we will still need additional capital to fully implement our business, operating and development plans.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of common stock to Jaxon under the Jaxon Investment Agreement. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.”  Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act.  The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our common stock is deemed to be penny stock, trading in the shares of our common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of our stockholders to sell their shares of common stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

While we currently qualify as an “emerging growth company” under the Jumpstart of Business Startups Act of 2012, or the JOBS Act, when we lose that status the costs and demands placed upon our management will increase.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion (as indexed for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer, ” as defined by the Securities and Exchange Commission, which would generally occur upon our attaining a public float of at least $700 million. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if we would also no longer qualify as a smaller reporting company.

We are an “emerging growth company” and we cannot be certain that the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

The JOBS Act permits “emerging growth companies” like us, upon becoming a publicly-reporting company, to rely on some of the reduced disclosure requirements that are already available to smaller reporting companies. As long as we qualify as an emerging growth company or a smaller reporting company, we would be permitted to omit the auditor’s attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act, as described above, and are also exempt from the requirement to submit “say-on-pay”, “say-on-pay frequency” and “say-on-parachute” votes to our stockholders and may avail ourselves of reduced executive compensation disclosure that is already available to smaller reporting companies.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will cease to be an emerging growth company at such time as described in the risk factor immediately above. Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and could cause our stock price to decline.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or ourselves. In addition, the OTCQB is subject to extreme price and volume fluctuations in general.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Trading in our common stock on the OTC Markets is limited and sporadic making it difficult for our shareholders to sell their shares or liquidate their investments.

Trading in our common stock is currently published on the OTC Markets. The trading price of our common stock has been subject to wide fluctuations.  Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance.  In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

The sale of our common stock to Jaxon may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Jaxon could cause the price of our common stock to decline.

We are registering for sale 10,000,000 shares that we may sell to Jaxon under the Jaxon Investment Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 36 months from the date of this prospectus. The number of shares ultimately offered for sale by Jaxon under this prospectus is dependent upon the number of shares we elect to sell to Jaxon under the Jaxon Investment Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Jaxon Investment Agreement may cause the trading price of our common stock to decline.

Jaxon may ultimately purchase all, some or none of the $5.0 million of common stock that is the subject of this prospectus. Jaxon may sell all, some or none of our shares that it holds or comes to hold under the Investment Agreement. Sales by Jaxon of shares acquired pursuant to the Investment Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Jaxon in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of sales of our shares to Jaxon, and the Investment Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Jaxon will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Jaxon pursuant to the Jaxon Investment Agreement will be purchased at a 50% discount to the lowest trading price of our common stock during the twenty (20) consecutive trading days immediately before Jaxon receives our notice of sale. Jaxon has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Jaxon sells the shares, the price of our common stock could decrease.  If our stock price decreases, Jaxon may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the Jaxon Investment Agreement.

Pursuant to the Jaxon Investment Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to Jaxon at a price equal to a discount to the lowest volume weighted average price of the common stock for the twenty (20) consecutive trading days before Jaxon receives our notice of sale. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We are registering 10,000,000 shares of common stock to be issued under the Jaxon Investment Agreement. The sales of such shares could depress the market price of our common stock.

We are registering 10,000,000 shares of common stock under the registration statement of which this prospectus is a part, pursuant to the Jaxon Investment Agreement. Notwithstanding Jaxon’s ownership limitation, the 10,000,000 shares will represent approximately 11.36% of our shares of common stock outstanding immediately after our exercise of the put right under the Investment Agreement. The sale of these shares into the public market by Jaxon could depress the market price of our common stock.

We may not have access to the full amount available under the Jaxon Investment Agreement.

Our ability to draw down funds and sell shares under the Jaxon Investment Agreement requires that this resale registration statement be declared effective and continue to be effective.  This registration statement registers the resale of 10,000,000 shares issuable under the Jaxon Investment Agreement, and our ability to sell any remaining shares issuable under the Jaxon Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of common stock to Jaxon under the Jaxon Investment Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Jaxon Investment Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to Jaxon. Accordingly, because our ability to draw down any amounts under the Jaxon Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $5,000,000 under the Jaxon Investment Agreement.

Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Jaxon Investment Agreement, and as such, Jaxon may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

Jaxon has agreed, subject to certain exceptions listed in the Jaxon Investment Agreement, to refrain from holding an amount of shares which would result in Jaxon or its affiliates owning more than 4.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent Jaxon from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, Jaxon could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Jaxon Investment Agreement. The proceeds received from any “puts” tendered to Jaxon under the Jaxon Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the board of directors, in its good faith deem to be in the best interest of the Company.

DILUTION

The sale of our common stock to Jaxon pursuant to the Jaxon Investment Agreement will have a dilutive impact on our shareholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our right to “advance”, the more shares of our common stock we will have to issue to Jaxon pursuant to the Jaxon Investment Agreement and our existing shareholders would experience greater dilution.

After giving effect to the sale in this offering of 10,000,000 shares of common stock at an assumed price of $0.01 per share, a 50% discount to $0.02 per share, the closing bid price as of September 22, 2014, our pro forma as adjusted net tangible book value as of April 30, 2014 would have been approximately $(304,424), or $(0.00) per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.01 per share to our existing stockholders and an immediate dilution of $0.01 per share to our new shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for common stock

Since March 13, 2012, shares of our common stock have been quoted on the OTCQB under the symbol “ASCC.” Our stock began trading on March 13, 2012 at $0.02.

The following table summarizes the high and low historical closing prices reported by the OTCQB Historical Data Service for the periods indicated. OTCQB quotations reflect inter-dealer prices, without retail mark-up, mark down or commissions, so those quotes may not represent actual transactions.

	High	Low
Year ended July 31, 2012
Quarter ended April 30, 2012 (includes activity beginning March 13, 2012)	$0.02	$0.02
Quarter ended July 31, 2012	$1.02	$0.02

Year ended July 31, 2013
Quarter ended October 31, 2012	$2.15	$1.00
Quarter ended January 31, 2013	$1.75	$0.52
Quarter ended April 30,2013	$1.11	$0.25
Quarter ended July 31, 2013	$0.67	$0.22

Year ended July 31, 2014
Quarter ended October 31, 2013	$0.41	$0.18
Quarter ended January 31, 2014	$0.25	$0.06
Quarter ended April 30, 2014	$0.28	$0.06
Quarter ended July 31, 2014	$0.09	$0.03

Holders

We had approximately 5 record holders of our common stock as of September 22, 2014, according to the books of our transfer agent. The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Florida Business Corporations Act, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

•	we would not be able to pay our debts as they become due in the usual course of business; or
•

our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends other than a 5:1 stock dividend as a forward split effective May 1, 2012. We do not plan to declare any dividends in the foreseeable future.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Accounting and Audit Plan

We intend to continue to have our outside consultant assist us in the preparation of our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our outside consultant is expected to charge us approximately $2,000 to prepare our quarterly financial statements and approximately $2,000 to prepare our annual financial statements.

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our historical financial statements. We have identified and disclosed accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

DESCRIPTION OF BUSINESS

History and General Overview

We were organized as a development stage, for-profit company in the State of Florida on July 20, 2011 for the purpose of opening Prenatal-Postpartum Supercare Centers in identified areas across the United States. The Prenatal-Postpartum Supercare Centers were organized to provide women planning to start a family, pregnant or recently had a baby, with a one-stop destination offering pregnancy, childbirth and parenting educational classes, nutritional counseling health and fitness classes and training and spa services, as well as internet shopping for women’s and infant’s products related to pregnancy though the first year of the infant’s life.

During September 2012, we added a second line of business named Aristocrat Brands that focused on brand management. The Aristocrat Brands and Supercare Centers business lines are operated under separate divisions of Aristocrat Group Corp. Although the Supercare Centers will continue to be a business line, the primary focus from this point forward will be on Aristocrat Brands.

On October 17, 2012, we formed Luxuria Brands LLC as a wholly-owned subsidiary to continue the development of our brand management line of business.

Effective as of January 1, 2013, Robert Federowicz was elected director, president, secretary, treasurer and chief executive officer to replace Cindy Morrissey. On January 10, 2013, under the leadership of Mr. Federowicz, we organized Level Two Holdings, LLC as our wholly-owned subsidiary. On January 15, 2013, we formed Top Shelf Distributing, LLC as a wholly-owned subsidiary of Level Two Holdings. Top Shelf is focused on developing our distilled spirits line of business.

During the nine months ended April 30, 2014, we acquired inventory and began to generate revenues from the sales of RWB Vodka and thereby ceased to be classified as a development stage entity.

To create a more flexible capital structure, effective May 1, 2012 we forward split the common stock by declaring a stock dividend that increased the number of outstanding shares of our common stock from 12,450,000 to 62,250,000.

Plan of Operation

Following the succession of Robert Federowicz as our sole director and officer, we have concentrated on the development of Top Shelf Distributing, LLC, our distilled spirits line of business

The additional business line’s goal will be to identify and promote unique brands that have a mass market appeal across a diverse demographic. Some of the biggest brand management companies are multi-nationals with billion dollar market caps, such as Limited Brands, which owns Victoria’s Secret and LVMH which owns Moet Chandon, Hennessy and Louis Vuitton. The approach by Aristocrat Brands is to select product opportunities that have large audience and broad market appeal.

Our brand management business is focused on working with clients to grow their business. We offer brand analysis and development, website analysis and development, database analysis and building, and integrated marketing campaigns using: direct mail, email marketing, mobile marketing, promotional products and other mediums that help our clients connect with their customers and acquire new business.

Aristocrat Brands will initially concentrate on the distilled spirits industries, with a focus on the Vodka segment. As a core direction, beverage alcohol marketing will be used as a platform to promote other business segments of the Company, such as event promotion. Vodka accounts for almost one quarter of all distilled spirits sales and continues to grow. Selecting the distilled spirits sector enables Aristocrat to enter into a large diverse market with broad appeal and several similar supporting categories, such as the spirit industry and the music industry. These two sectors are easily linkable and present many original opportunities for partnership, sponsorship and brand awareness activities.

The Westcoast Spirits Company Agreement.

On the 31st day of October, 2013 we entered into a joint venture agreement with The Westcoast Spirits Company Ltd. whereby the parties agreed to work together to acquire or develop, promote and distribute products within the beverage alcohol industry in Canada and the United States. Pursuant to the terms of the joint venture agreement, we agreed to provide:

•	$125,000 cash in monthly increments of $12,500.
•	Management oversight for the roll-out of the joint products.
•	Financial advice with respect to financial operations and or tax efficient structures.
•	Assistance recruiting chief marketing officer for the joint operations.
•	Introductions and consulting with respect to marketing and product introductions.

The Westcoast Spirits Company agreed to provide:

•	Maintenance of the legal status limited liability partnership or corporation for conduct of the joint enterprise.
•	Maintaining all books of account and any necessary tax and commodity tax filings and payments as required.
•	Hiring all necessary consultants for execution of the joint venture’s business plan.
•	Public disclosure of all reportable events with respect to the joint enterprise.
•

Monthly financial and operating reports to Aristocrat describing all activities under taken by the joint enterprise and comparative reporting of budget to actual operational expenditures of the venture.

The Jaxon Investment Agreement

General. On September 15, 2014, we entered into an investment agreement (the “Jaxon Investment Agreement”) with Jaxon Group Corp., a Louisiana corporation (“Jaxon”). Pursuant to the terms of the Jaxon Investment Agreement, Jaxon committed to purchase up to $5,000,000 of our common stock over a period of up to thirty-six (36) months.

In connection with the Jaxon Investment Agreement, we also entered into a registration rights agreement with Jaxon, pursuant to which we are obligated to file a registration statement with the SEC covering 10,000,000 shares of our common stock underlying the Jaxon Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the transaction and maintain the effectiveness of such registration statement until termination of the Jaxon Investment Agreement.

The 10,000,000 shares to be registered herein represent 30.26% of the publicly tradable shares issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale.

At an assumed purchase price of $0.01 (equal to 50% of the closing price of our common stock of $0.02 on September 22, 2014), we will be able to receive up to $100,000 in gross proceeds, assuming the sale of the entire 10,000,000 shares being registered hereunder pursuant to the Jaxon Investment Agreement. Accordingly, we would be required to register an additional 490,000,000 shares to obtain the balance of $4,900,000 under the Jaxon Investment Agreement. We are currently authorized to issue 250,000,000 shares of our common stock. Therefor we will likely be required to increase our authorized shares in order to receive the entire purchase price. Jaxon has agreed to refrain from holding an amount of shares which would result in Jaxon owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Jaxon Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Jaxon will periodically purchase our common stock under the Jaxon Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Jaxon to raise the same amount of funds, as our stock price declines.

The total investment amount of $5 million was determined based on numerous factors, including the following: Our current running costs are approximately $500,000 per annum, and thus we need a portion of the investment amount to pay general operating expenses. We believe we need the remaining funds for capital expenditures related to promotion of unique distilled alcohol brands, including our RWB Vodka. While it is difficult to estimate the likelihood that the Company will need the full investment amount, we believe that the Company may need the full amount of $5 million funding under the Jaxon Investment Agreement.

Purchase of Shares under the Jaxon Investment Agreement. From time to time during the thirty-six (36) months period commencing with the effectiveness of the registration statement, we may deliver a put notice to Jaxon which states the dollar amount that we intend to sell to Jaxon on a date specified in the put notice. The purchase price per share to be paid by Jaxon shall be calculated at a fifty percent (50%) discount to the lowest price of the common stock as reported by Bloomberg, L.P. during the twenty (20) consecutive trading days immediately prior to the receipt by Jaxon of the put notice. We have reserved 30,000,000 shares of our common stock for issuance under the Jaxon Investment Agreement, including 10,000,000 shares included in the registration statement of which this prospectus is a part filed with the Securities and Exchange Commission (the “SEC”). We have more shares reserved than are covered in this registration statement.

Minimum Share Price. Under the terms of the Jaxon Investment Agreement, there is no minimum purchase price for the Put Shares.

Conditions To Investor’s Obligation. Generally, Jaxon is not obligated to purchase any shares under the Investment Agreement unless each of the following conditions are satisfied:

i.

a Registration Statement shall have been declared effective and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Rights Agreement) at all times until the Closing with respect to the subject Put Notice;

ii.

at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed or quoted for trading on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and the Company shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of the Common Stock;

iii.

the Company has complied with its obligations and is otherwise not in breach of or in default under, this Agreement, the Registration Rights Agreement or any other agreement executed in connection herewith which has not been cured prior to delivery of the Investor’s Put Notice Date;

iv.

no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

v.	the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the events described in clauses (i) through (v) above occurs during a Pricing Period, then the Investor shall have no obligation to purchase the Put Amount of Common Stock set forth in the applicable Put Notice.

Our Termination Rights. The Investment Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Jaxon. Jaxon has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Investment Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders. The Investment Agreement does not limit the ability of Jaxon to sell any or all of the 10,000,000 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 36 months from the date of this prospectus. The sale by Jaxon of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Jaxon may ultimately purchase all, some or none of the 10,000,000 shares of common stock not yet issued pursuant to the Investment Agreement but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Jaxon by us pursuant to the Jaxon Investment Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Jaxon and the Jaxon Investment Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares after Giving Effect to the Purchased Shares Issued to Jaxon. Under the terms of the Jaxon Investment Agreement, we authorized the sale to Jaxon of up to $5.0 million of our shares of common stock. We estimate that we will sell the entire number of shares required to receive the full funding of $5.0 million as described in the Jaxon Investment Agreement. Only 10,000,000 are included in this registration statement. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 10,000,000 shares included in this registration statement to Jaxon under the Jaxon Investment Agreement. In the event we elect to issue more than 10,000,000 shares under the Jaxon Investment Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Jaxon in this offering is dependent upon the number of shares purchased by Jaxon under the Jaxon Investment Agreement.

Employees

Our sole employee is Robert Federowicz, our president, treasurer, secretary and sole director. Mr. Federowicz is not employed under an employment agreement. See, Directors, Executive Officers and Corporate Governance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

FORWARD LOOKING STATEMENTS

Caution Regarding Forward-Looking Information

All statements contained in this Form S-1, other than statements of historical facts, that address future activities, events or developments are forward-looking statements, including, but not limited to, statements containing the words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” and similar expressions . All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new acquisitions, products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.  These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties that may cause actual results to differ materially.

Consequently, all of the forward-looking statements made in this Form S-1 are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.  Readers are cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company’s views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion and analysis should be read in connection with the Company’s consolidated financial statements and related notes thereto, as included in this report.

Overview

Aristocrat Group Corp. was incorporated in Florida on July 20, 2011 to open Prenatal-Postpartum Supercare Centers (“Supercare Centers”) in target areas across the United States. Under the original business plan, the Supercare Centers will provide women who are planning to start a family, are pregnant or have recently had a baby, with a one-stop destination offering pregnancy, childbirth and parenting educational classes, nutritional counseling health and fitness classes and training and spa services, internet shopping for women’s and infant’s products related to pregnancy though the first year of the infant’s life. The Company has not yet implemented this business plan and is unsure when the business plan will be implemented.

The Board of Directors believed that to continue to protect and increase shareholder value, it would be to the advantage, welfare and best interests of the shareholders for the Company to consider alternative corporate strategies to generate new business revenue for the Company. Thus, the Board of Directors approved adding a second business to the Company’s business plan:  Luxuria Brands, a focused brand management company. The primary focus from this point forward will be on Luxuria Brands.

In connection with our Luxuria Brands business plan, on January 15, 2013, we formed Top Shelf Distributing, LLC (“Top Shelf”) as our wholly-owned subsidiary. Top Shelf will be focused on developing our distilled spirits line of business. During the three months ended October 31, 2013, we acquired inventory and began to generate modest revenues from the sales of vodka under the Luxuria Brands business line.

Plan of Operations

The new business line’s goal will be to identify and promote unique brands that have a mass-market appeal across a diverse demographic. The approach by Luxuria Brands will be to select product opportunities that have the largest audience and broad market appeal.

Luxuria Brands will initially concentrate on the distilled spirits industries, with a focus on the vodka segment. As a core direction, alcohol beverage marketing can be used as a platform to promote other business segments of the Company, such as event promotion. Vodka accounts for almost one quarter of all distilled spirits sales and continues to grow. Selecting the distilled spirits sector enables Aristocrat to enter into a large diverse market with broad appeal and several similar supporting categories, such as the spirit industry and the music industry. These two sectors are easily linkable and present many original opportunities for partnership, sponsorship, and brand awareness activities.

On November 1, 2013, the Company signed a joint venture agreement with Westcoast Spirits Company, Ltd. (“WSCL”). The purpose of the joint venture is to export and distribute the Company’s distilled spirits in Canada. Under the terms of the joint venture agreement, the Company will provide funding of up to $125,000 in monthly payments of $12,500. The Company will also provide oversight for the rollout of its products in Canada. WSCL will operate the joint venture and will take all steps necessary for the import and marketing of the Company’s products in Canada. Under the terms of the joint venture agreement, the Company will receive 15% of the profit of the joint venture.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with GAAP, which requires management to make certain estimates and apply judgments. We base our estimates and judgments on historical experience, current trends, and other factors that management believes to be important at the time the condensed Consolidated financial statements are prepared. On a regular basis, we review our accounting policies and how they are applied and disclosed in our condensed consolidated financial statements.

While we believe that the historical experience, current trends and other factors considered support the preparation of our condensed consolidated financial statements in conformity with GAAP, actual results could differ from our estimates and such differences could be material.

Results of Operations

Nine months ended April 30, 2014 compared to the nine months ended April 30, 2013.

Revenue

Revenue increased to $14,837 for the nine months ended April 30, 2014, compared to $0 for the nine months ended April 30, 2013 because the Company’s first began selling vodka during fiscal year 2014.

Cost of Goods Sold

Cost of goods sold increased to $9,605 for the nine months ended April 30, 2014, compared to $0 for the comparable period in 2013 due to the commencement of sales.

Gross Profit

Gross profit increased to $5,232 for the nine months ended April 30, 2014, compared to $0 for the nine months ended April 30, 2013. This was due to the launch of our product.

General and Administrative Expenses

We recognized general and administrative expenses in the amount of $697,775 and $355,731 for the nine months ended  April 30, 2014 and 2013, respectively. The increase was due to costs incurred in connection with the launch of our vodka sales, increased spending on marketing and increases in professional fees.

Interest Expense

Interest expense increased from $8,239 for the nine months ended April 30, 2013 to $131,614 for the nine months ended April 30, 2014. Interest expense for the nine months ended April 30, 2014 included amortization of discount on convertible notes payable in the amount of $87,395, compared to $6,866 for the comparable period of 2013. The remaining amount of interest expense is the result of the Company entering into interest-bearing convertible notes payable during fiscal 2014.

Net Loss

We incurred a net loss of $824,157 for the nine months ended  April 30, 2014 as compared to $363,970 for the comparable period of 2013. The increase in the net loss was the result of the increased general and administrative expenses and interest expense discussed above.

Three months ended April 30, 2014 compared to the three months ended April 30, 2013.

Revenue

Revenue increased to $3,801 for the three months ended April 30, 2014, compared to $0 for the three months ended April 30, 2013 due to the commencement of product sales in the 2014 fiscal year.

Cost of Goods Sold

Cost of goods sold increased to $2,473 for the three months ended April 30, 2014, compared to $0 for the comparable period in 2013 due to the commencement of product sales in the 2014 fiscal year.

Gross Profit

Gross profit increased to $1,328 for the nine months ended April 30, 2014, compared to $0 for the three months ended April 30, 2013 due to the commencement of product sales in the 2014 fiscal year.

General and Administrative Expenses

We recognized general and administrative expenses in the amount of $230,690 and $178,550 for the three months ended  April 30, 2014 and ended 2013, respectively. This increase was due to costs incurred in connection with the launch of our vodka sales, increased spending on marketing and increases in professional fees.

Interest Expense

Interest expense increased from $8,239 for the three months ended April 30, 2013 to $95,108 for the nine months ended  April 30, 2014. This was primarily due to the amortization of the discount on convertible notes payable, including $35,766 that was related to the conversion of these notes into common shares.

Net Loss

We incurred a net loss of $324,470 for the three months ended April 30, 2014 as compared to $186,789 for the comparable period of 2013. The increase in the net loss was the result of the increased general and administrative expenses and interest expense discussed above.

Year Ended July 31, 2013 compared to the Year Ended July 31, 2012

General and administrative expenses

We recognized general and administrative expenses in the amount of $483,864 and $51,275 for the years ended July 31, 2013 and 2012, respectively. The increase in general and administrative expenses was the result of the increased operations of the Company as a result of beginning to implement our business plan.

Liquidity and Capital Resources

At April 30, 2014, we had cash on hand of $49,511. The Company has negative working capital of $330,190 . Net cash used in operating activities for the nine months ended April 30, 2014 was $561,126. Cash on hand is adequate to fund our operations for less than one month. We do not expect to achieve positive cash flow from operating activities in the near future.

The Company anticipates it will require around $1,000,000 to sustain operations and implement its business plan over the next twelve months. The Company intends to seek to raise these funds through equity and debt financing; however, there is no guarantee that funds will be raised and the Company has no agreements in place as of the date of this filing for any financing.

We do not have any material commitments for capital expenditures. However, should we execute our business plan as anticipated, we would incur substantial capital expenditures and require financings in addition to what is required to fund our present operations.

Intellectual Property

We have no patents or trademarks.

Legal Proceedings

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The Directors and Officers serving our Company are as follows:

Name and Address	Age	Positions Held
Robert Federowicz 495 Grand Blvd. Suite 206 Miramar Beach, FL 32550	45	President, Secretary, Treasurer, Chief Executive Officer, Principal Financial Officer and Director

The sole director named above has held his office since January 1, 2013 and will serve until the next annual meeting of the stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the board of directors.

Biographical Information – Robert Federowicz

Mr. Federowicz, age 45, brings over twenty years experience as an entrepreneur and executive in the United States and in Poland. In the early 1990s, he served as project manager and government liaison for a small private U.S. energy development company, Hart Associates, Inc., working with the Polish government to facilitate the privatization and modernization of several coal-fired power plants. In 1994, Federowicz moved to the U.S. and continued to be involved in the development of various international power projects with Coastal Power Company, a subsidiary of the Coastal Corporation. In 1999, he was appointed Chief Information Officer for Hart Energy International, where he helped lead the company’s startup and growth efforts before eventually assisting in the company’s multi-million dollar merger with the U.K.-based Commonwealth Development Corp.

From 2005 through 2009, Mr. Federowicz was an owner and operator of a fitness gym in Houston, Texas. During 2010, he served as an account executive for Screentek, Inc., a seller of LCD screen technology for laptop computers. From December 2010 to September 2011, Mr. Federowicz was the Chief Executive Officer of Obscene Jeans Corp., a designer and manufacturer of specialty fashion products. From September 2011 until December 2012, Mr. Federowicz was the Chief Executive Officer of First Titan Corp., a designer and manufacturer of instrument panels and wiring harnesses. In September 2013, he was reappointed as interim Chief Executive Officer of First Titan Corp. Mr. Federowicz served as CEO of Quantum International Corp. from 2011 until April 2014. Mr. Federowicz is a graduate of the Warsaw School of Economics in Poland with a BBA in International Trade.

We will rely on his international experience and vision as the company works to expand its business around the globe.

Robert Federowicz does not have a written employment or other compensatory agreement with the Company. He is being paid $10,000 per month for his services to the Company.

We have not entered into any transactions with Robert Federowicz described in Item 404(a) of Regulation S-K. Mr. Federowicz was not appointed pursuant to any arrangement or understanding with any other person.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten (10) years, none of our directors, persons nominated to become directors, executive officers, promoters or control persons was involved in any of the legal proceedings listen in Item 401(f) of Regulation S-K.

Arrangements

There are no arrangements or understandings between our sole executive officer and director and any other person pursuant to which he is to be selected as an executive officer or director.

Significant Employees and Consultants

We have no employees, other than our President, Robert Federowicz.  We have our outside consultant assist us in the preparation of our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our outside consultant is expected to charge us approximately $2,000 to prepare our quarterly financial statements and approximately $2,000 to prepare our annual financial statements.

Code of Ethics

We have adopted a code of ethics that applies to our executive officers and employees.

Corporate Governance

Our business, property and affairs are managed by, or under the direction of, our board, in accordance with the Florida Business Corporations Act and our bylaws. Members of the board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the board believes are the appropriate corporate governance policies and practices for our Company. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the SEC and any applicable securities exchange.

Director Qualifications and Diversity

The board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded companies or shall have achieved a high level of distinction in their chosen fields. The board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in the finance and capital market industries.

In evaluating nominations to the board of directors, our board also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. Qualified candidates for membership on the board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Under the National Association of Securities Dealers Automated Quotations definition, an “independent director” means a person other than an officer or employee of the Company or its subsidiaries or any other individuals having a relationship that, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The board’s discretion in determining director independence is not completely unfettered. Further, under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $120,000 during the current or past three fiscal years; (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of the Company has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of our outside auditor.

At the present time, we have no independent directors.

Lack of Committees

We do not presently have a separately designated audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors. As such, the sole director acts in those capacities. We believe that committees of the board are not necessary at this time given that we are in the exploration stage.

The term “Financial Expert” is defined under the Sarbanes-Oxley Act of 2002, as amended, as a person who has the following attributes: an understanding of generally accepted accounting principles and financial statements; has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

Mr. Federowicz does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive, given our current operating and financial condition. Further, because we are in the development stage of our business operations, we believe that the services of an audit committee financial expert are not necessary at this time.

The Company may in the future create an audit committee to consist of one or more independent directors. In the event an audit committee is established, of which there can be no assurances given, its first responsibility would be to adopt a written charter. Such charter would be expected to include, among other things:

•

being directly responsible for the appointment, compensation and oversight of our independent auditor, which shall report directly to the audit committee, including resolution of disagreements between management and the auditors regarding financial reporting for the purpose of preparing or issuing an audit report or related work;

•	annually reviewing and reassessing the adequacy of the committee’s formal charter;
•	reviewing the annual audited financial statements with our management and the independent auditors and the adequacy of our internal accounting controls;
•

reviewing analyses prepared by our management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviewing the independence of the independent auditors;
•

reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or its management;

•	reviewing all related party transactions on an ongoing basis for potential conflict of interest situations; and
•	all responsibilities given to the audit committee by virtue of the Sarbanes-Oxley Act of 2002, which was signed into law by President George W. Bush on July 30, 2002.

Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to the board for oversight. These risks include, without limitation, the following:

•	Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.
•

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

•	Risks and exposures relating to corporate governance; and management and director succession planning.
•	Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and change in ownership with the Securities and Exchange Commission and the exchange on which the common stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish us with copies of all Section 16(a) reports filed. Based solely on our review of copies of the Section 16(a) reports filed for the fiscal year ended July 31, 2013, we believe that our executive officers, directors and ten percent stockholders complied with all reporting requirements applicable to them.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by the Company for the fiscal years of 2012 and 2013.

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Robert Federowicz	2014	$81,667	-0-	-0-	-0-	-0-		$81,667
CEO	2013	$32,500	-0-	-0-	-0-	-0-		$32,500
	2012		$-0-	-0-	-0-	-0-	$

Cindy Morrissey	2014		$-0-	-0-	-0-	-0-	$
Former CEO	2013	$47,500	-0-	-0-	-0-	-0-		$47,500
	2012	$10,000	-0-	-0-	-0-	-0-		$10,000

Mr. Federowicz replaced Cindy Morrissey as sole director and officer on January 1, 2013.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards were outstanding as of July 31, 2014.

Stock Option Grants

We have not granted any stock options to our executive officers as of September 22, 2014.

Employment Agreements

We have no employment agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 22, 2014, with respect to the beneficial ownership of shares of the Company’s common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of the Company’s common stock, (ii) each of our Directors, (iii) each of our Executive Officers, and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of September 22, 2014, there were 78,041,774  shares of the Company’s common stock issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage Ownership(1)
Officers and directors:
Robert Federowicz President, Secretary, Treasurer and Director 495 Grand Blvd. Suite 206 Miramar Beach, FL 32550	-0-	-0-%
5 % or more beneficial owners:
Bloise International Corp. San Francisco 65 East Street #35 Panama City, Panama	45,000,000	57.66%
All executive officers and directors as a group (total 1)		-0-%

(1)

Under Rule 13d-3 under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on September 22, 2014.

Changes in Control

The Company underwent a change in management on January 1, 2013, when Cindy Morrissey resigned as sole director and officer of the Company.  Shareholders holding a majority of the issued and outstanding shares of the common stock elected Robert Federowicz to serve as the sole director, president, secretary and treasurer. There are currently no arrangements which would result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Since January 1, 2013 the Company has not been a party to any transaction in which the amount involved exceed or will exceed $120,000 and in which any of the person who serves as our director and executive officer or with any beneficial owners of more than 5% of our common stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Director Independence

Quotations for the Company’s common stock are entered on the Over-the-Counter Bulletin Board inter-dealer quotation system and the OTC Markets, which does not have director independence requirements. For purposes of determining director independence, the Company applied the definitions set out in NASDAQ Rule 4200(a)(15). Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. As a result, the Company does not have any independent directors. Our sole director, Robert Federowicz, is also the Company’s principal executive officer.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

As reported in our Form 10-K filed November 13, 2013, on July 26, 2013, we dismissed the registered independent public accountant, Messineo & Co, CPAs, LLC (“M&Co”) of Clearwater, Florida. M&Co’s report on the financial statements for the years ended July 31, 2012 and 2011, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting, except that the report contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern. Our Board of Directors participated in and approved the decision to change independent accountants.

Through the period covered by the financial audit for the years ended July 31, 2012 and 2011 and through the date of dismissal, there have been no disagreements with M&Co on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of M&Co would have caused them to make reference thereto in their report on the financial statements. During the years ended July 31, 2012 and 2011 and the interim period through July 26, 2013, there have been no reportable events with us as set forth in Item 304(a)(1)(iv) of Regulation S-K.

Also on July 26, 2013, the Company engaged GBH CPAs, PC (“GBH”) of Houston, Texas, as its new registered independent public accountant. During the years ended July 31, 2012 and 2011 and prior to July 26, 2013 (the date of the new engagement), we did not consult with GBH regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by GBH, in either case where written or oral advice provided by GBH would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

SELLING STOCKHOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of the date of this prospectus, there are 78,041,774 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the selling stockholder,
•	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this prospectus,
•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this prospectus, and
•

the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering

Jaxon Group Corp. (2)	-0-	10,000,000	-0-	-0-%

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	Includes 10,000,000 shares issuable to Jaxon pursuant to the Jaxon Investment Agreement. John Morrissey has the voting and dispositive power over the shares owned by Jaxon.

PLAN OF DISTRIBUTION

Pursuant to the terms of the Jaxon Investment Agreement, Jaxon committed to purchase up to $5,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a put notice to Jaxon which states the dollar amount that we intend to sell to Jaxon on a date specified in the put notice. The purchase price per share to be paid by Jaxon shall be calculated at a fifty percent (50%) discount to the lowest trading price of the common stock as reported by Bloomberg, L.P. during the twenty(20) consecutive trading days immediately prior to the receipt by Jaxon of the put notice. We have reserved 30,000,000 shares of our common stock for issuance under the Jaxon Investment Agreement. We have more shares reserved than are covered in this registration statement.

In connection with the Jaxon Investment Agreement, we also entered into a registration rights agreement with Jaxon, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering shares of our common stock underlying the Jaxon Investment Agreement within 21 days after the closing of the transaction. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 120 days after the closing of the transaction and maintain the effectiveness of such registration statement until termination of the Jaxon Investment Agreement.

The Jaxon Investment Agreement is not transferable.  However, upon receipt of a put notice, Jaxon may assign the put to a third party who will be obligated to deliver the funds to the Company in the same amount and at the same time Jaxon is obligated to deliver the funds, regardless of whether the put notice has been assigned.

At an assumed purchase price of $0.01 (equal to 50% of the closing price of our common stock of $0.02 on September 22, 2014), we will be able to receive up to $100,000 in gross proceeds, assuming the sale of the entire 10,000,000 shares being registered hereunder pursuant to the Jaxon Investment Agreement. Accordingly, we would be required to register an additional 490,000,000 shares to obtain the balance of $4,900,000 under the Jaxon Investment Agreement. We are currently authorized to issue 250,000,000 shares of our common stock. Therefor we will likely be required to increase our authorized shares in order to receive the entire purchase price. Jaxon has agreed to refrain from holding an amount of shares which would result in Jaxon owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

The selling stockholder may, from time to time, sell any or all of its shares of common stock directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

The selling stockholder may also sell shares of common stock in reliance on the safe harbor of Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Jaxon has informed us that each such broker-dealer will receive commissions from Jaxon which will not exceed customary brokerage commissions.

Jaxon is an “underwriter” within the meaning of the Securities Act.

Neither we nor Jaxon can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Jaxon, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Jaxon and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Jaxon has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Jaxon specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We may suspend the sale of shares by Jaxon pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Jaxon.

Regulation M

We have advised Jaxon that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Jaxon is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Jaxon that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Jaxon of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the Jaxon Investment Agreement, Jaxon shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 10,000,000 shares of our common stock offered by the selling stockholder. The following description of our common stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been included as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

We are authorized to issue 250,000,000 shares of common stock, $0.0001 par value per share.

Common Stock

As of September 22, 2014, 78,041,774 shares of common stock were issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our Articles of Incorporation, bylaws and the applicable statutes of the state of Florida for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Warrants

As of the date of this prospectus we have no outstanding warrants.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by Florida state law. Our bylaws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by Florida law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Sonfield & Sonfield, Houston, Texas.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Peter Messineo, Certified Public Accountant, an independent registered public accountant, to the extent and for the periods set forth in his report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by GBH CPAs, PC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

ARISTOCRAT GROUP CORP.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Consolidated Financial Statements as of and for the periods ended April 30, 2014

Consolidated Balance Sheets as of April 30, 2014 and July 31, 2013 (unaudited)	F-2

Consolidated Statements of Operations for the nine months and three months ended April 30, 2014 and 2013 (unaudited)	F-3

Consolidated Statement of Changes in Stockholders’ deficit for the nine months ended April 30, 2014 (unaudited)	F-4

Consolidated Statements of Cash Flows for the nine months ended April 30, 2014 and 2013 (unaudited)	F-5

Notes to the Unaudited Consolidated Financial Statements	F-6

Consolidated Financial Statements as of and for the years ended July 31, 2013

Reports of Independent Registered Public Accounting Firms	F-11

Consolidated Balance Sheets as of July 31, 2013 and 2012	F-13

Consolidated Statements of Operations for the years ended July 31, 2013 and 2012 and for period from July 20, 2011 (date of inception) through July 31, 2013	F-14

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the period from July 20, 2011 (date of inception) through July 31, 2013	F-15

Consolidated Statements of Cash Flows for the years ended July 31, 2013 and 2012 and for the period from July 20, 2011 (date of inception) through July 31, 2013	F-16

Notes to Consolidated Financial Statements	F-17

ARISTOCRAT GROUP CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	April 30, 2014	July 31, 2013
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$49,511	$205,153
Accounts receivable	2,638	—
Prepaid expenses	60,289	88,609
Inventory	44,607	—
Total current assets	157,045	293,762

Security deposit	1,367	1,367
TOTAL ASSETS	$158,412	$295,129

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$253,386	$102,874
Advances payable	204,500	516,920
Current portion of convertible notes payable, net of discount of $95,410 and $0, respectively.	29,349	—
Total current liabilities	487,235	619,794

Convertible notes payable, net of discount of $674,252 and $139,153, respectively.	43,652	27,922
Accrued interest payable	31,949	5,584
TOTAL LIABILITIES	562,836	653,300

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ DEFICIT
Common Stock, $0.0001 par value; 250,000,000 shares authorized; 65,250,000 shares and 62,250,000 shares issued and outstanding at April 30, 2014 and July 31, 2013, respectively.	6,525	6,225
Additional paid-in capital	981,954	204,350
Accumulated deficit	(1,392,903)	(568,746)
Total stockholders’ deficit	(404,424)	(358,171)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$158,412	$295,129

The accompany notes are an integral part of these unaudited consolidated financial statements.

ARISTOCRAT GROUP CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine months ended April 30,		Three months ended April 30,
	2014	2013	2014	2013

REVENUE	$14,837	$—	$3,801	$—
COST OF GOODS SOLD	9,605	—	2,473	—

GROSS PROFIT	5,232	—	1,328	—

OPERATING EXPENSES
General and administrative expenses	697,775	355,731	230,690	178,550

LOSS FROM OPERATIONS	(692,543)	(355,731)	(229,362)	(178,550)

OTHER EXPENSE
Interest expense	(131,614)	(8,239)	(95,108)	(8,239)

NET LOSS	$(824,157)	(363,970)	(324,470)	(186,789)

NET LOSS PER COMMON SHARE – Basic and diluted	$(0.01)	(0.01)	$(0.01)	$(0.00)

COMMON SHARES OUTSTANDING – Basic and diluted	62,532,051	62,250,000	63,115,169	62,250,000

The accompany notes are an integral part of these unaudited consolidated financial statements.

ARISTOCRAT GROUP CORP.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Common Stock		Additional Paid In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

BALANCE, July 31, 2013	62,250,000	$6,225	$204,350	$(568,746)	$(358,171)

Shares issued for conversion of notes payable	3,000,000	300	59,700	—	60,000
Beneficial conversion discount on convertible notes payable	—	—	717,904	—	717,904
Net loss	—	—	—	(824,157)	(824,157)

BALANCE, April 30, 2014	65,250,000	$6,525	$981,954	$(1,392,903)	$(404,424)

The accompany notes are an integral part of these unaudited consolidated financial statements.

ARISTOCRAT GROUP CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended April 30,
	2014	2013

CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss	$(824,157)	$(363,970)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of discount on convertible note payable	87,395	6,866

Changes in operating assets and liabilities:
Accounts receivable	(2,638)	—
Inventory	(44,607)	—
Prepaid expenses	28,320	(29,000)
Accounts payable and accrued liabilities	150,342	53,252
Accrued interest payable	44,219	1,373
NET CASH USED IN OPERATING ACTIVITIES	(561,126)	(331,479)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances	405,484	442,775
NET CASH PROVIDED BY FINANCING ACTIVITIES	405,484	442,775

NET INCREASE (DECREASE) IN CASH	(155,642)	111,296

CASH, at the beginning of the period	205,153	1,243

CASH, at the end of the period	$49,511	$112,539

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—
Taxes	$—	$—

Noncash investing and financing transaction:
Refinance of advances payable into convertible notes payable	$717,904	$167,075
Beneficial conversion discount on convertible notes payable	$717,904	$167,075
Conversion of convertible notes payable into common stock	$60,000	$—

The accompany notes are an integral part of these unaudited consolidated financial statements.

ARISTOCRAT GROUP CORP.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2014

Note 1. General Organization and Business

On October 17, 2012, we formed Luxuria Brands LLC (“Luxuria”) as a wholly-owned subsidiary. Luxuria holds our brand management line of business. On January 10, 2013, we formed Level Two Holdings, LLC (“Level Two”) as our wholly-owned subsidiary. On January 15, 2013, we formed Top Shelf Distributing, LLC (“Top Shelf”) as our wholly-owned subsidiary. Level Two holds the Company’s investment in Top Shelf. Top Shelf is focused on developing our distilled spirits line of business.

During the nine months ended April 30, 2014, we acquired inventory and began to generate revenues from the sales of vodka and thereby ceased to be classified as a development stage entity.

Our fiscal year end is July 31.

Note 2. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of April 30, 2014, the Company has generated net losses since inception of $1,392,903. The Company has not generated positive cash flow from operations and does not expect to do so in the near future. There is no assurance that revenue will be adequate to cover expenses and generate positive cash flow from operations during the next twelve months. In view of these matters, the Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital and achieve profitability. The Company intends to finance its future activities and its working capital needs from borrowings until such time that funds provided by operations are sufficient to fund working capital requirements. The Company has no commitment from a lender to provide funds and there is no guarantee that funds will be available to the Company when needed or that, if available, they are on terms which are acceptable to the Company. The consolidated financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying these unaudited financial statements have been prepared in accordance with generally accepted accounting (“GAAP”) principles in the United States of America for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended July 31, 2013 and notes thereto and other pertinent information contained in our Form 10-K the Company has filed with the Securities and Exchange Commission (the “SEC”).

The results of operations for the nine month period ended April 30, 2014 are not necessarily indicative of the results to be expected for the full fiscal year ending July 31, 2014.

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC. The financial statements have been prepared using the accrual basis of accounting in accordance with GAAP.

Development Stage Company

The Company was a development stage enterprise reporting under the provisions of Accounting Standards Codification (“ASC”) 915 “Development Stage Entities” until July 31, 2013. In September 2013, the Company began to recognize recurring revenue from the sales of vodka and exited the development stage.

Principals of Consolidation

The consolidated financial statements include the accounts Aristocrat Group Corp. and our wholly-owned subsidiaries, Level Two Holdings, LLC; Luxuria Brands LLC; and Top Shelf Distributing LLC. All intercompany accounts and transactions are eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of the financial statements, cash equivalents include all highly liquid investments with maturity of three months or less. Cash and cash equivalents were $49,511 and $205,153 at April 30, 2014 and July 31, 2013, respectively.

Inventory

Inventory consists solely of finished goods, which is made up entirely of bottled vodka. Inventory is recorded at weighted average cost.

Revenue Recognition

The Company follows recognizes revenue when persuasive evidence of an arrangement exists, product delivery has occurred or the services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

Advertising

The company expenses advertising as general and administrative expense when incurred. Advertising expenses for the nine months ended April 30, 2014 and 2013 were $185,735 and $0, respectively.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized as of April 30, 2014 or July 31, 2013.

Earnings (Loss) per Common Share

The basic earnings (loss) per common share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per common share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. The Company’s convertible debt is considered anti-dilutive due to the Company’s net loss for the three and nine months ended April 30, 2014 and 2013. As a result, the Company did not have any potentially dilutive common shares for those periods. For the three and nine months ended April 30, 2014 and 2013, potentially issuable shares as a result of conversions of convertible notes payable have been excluded from the calculation. At April 30, 2014, the Company had 54,104,048 potentially issuable shares upon the conversion of convertible notes payable and interest.

Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period between the origination of these instruments and their expected realization.

FASB Accounting Standards Codification (ASC) 820 Fair Value Measurements and Disclosures (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 -	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 -

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 -	Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of April 30, 2014. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms that is not significantly different from its stated value.

Recently Issued Accounting Pronouncements

On June 10, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which removes all incremental financial reporting requirements from GAAP for development stage entities, including the removal of Topic 915 from the FASB Accounting Standards Codification. The presentation and disclosure requirements in Topic 915 will no longer be required for the first annual period beginning after December 15, 2014.  The revised consolidation standards are effective one year later, in annual periods beginning after December 15, 2015. Early adoption is permitted.

Note 4. Prepaid Expenses

Prepaid expense consists solely of a prepayment to a vendor for distilling and bottling our distilled spirits product.

Note 5. Advances

During the nine months ended April 30, 2014, the Company received net, non-interest bearing advances from certain third parties totaling $405,484. The total amount due under these advances as of April 30, 2014 was $204,500. These advances are not collateralized, non-interest bearing and are due on demand. The funds were advanced to the Company through an intermediary agent that also provides certain legal, accounting, and support services to the company.

Note 6. Convertible Notes Payable

Convertible notes payable consist of the following as of April 30, 2014 and July 31, 2013:

Signed	Matures	Interest Rate	Conversion Rate	Balance Apr. 30, 2014	Balance Jul. 31, 2013
March 31, 2013	March 31, 2015	10%	$0.02	$124,759	$167,075
October 31, 2013	October 31, 2015	10%	$0.02	516,920	—
November 31, 2013	November 31, 2015	10%	$0.01	83,265	—
January 31, 2014	January 31, 2016	10%	$0.01	117,719	—
Total				$842,663	$167,075

Less: current portion of convertible notes payable				(124,759)	—
Less: discount on convertible notes payable				(674,252)	(139,153)
Long-term convertible notes payable, net of discount				$43,652	$27,922

Issuance of Convertible Notes

During the nine months ended April 30, 2014, the Company signed convertible promissory notes of $717,904 in total with Vista View Ventures Inc., which refinanced non-interest bearing advances. These notes are payable at maturity and bear interest at 10% per annum. The holder of the notes may not convert the convertible promissory note into common stock if that conversion would result in the holder owing more than 4.99% of the number of shares of common stock outstanding on the conversion date. The convertible promissory notes are convertible into common stock at the option of the holder.

Date Issued	Maturity Date	Note Amount	Conversion Rate per Share	Beneficial Conversion Feature
October 31, 2013	October 31, 2015	$516,920	$0.02	$516,920
November 30, 2013	November 31, 2015	83,265	0.01	83,265
January 31, 2014	January 31, 2016	117,719	0.01	117,719
Total		$717,904

The Company evaluated the terms of the notes in accordance with ASC Topic No. 815 – 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined that the underlying common stock is indexed to the Company’s common stock. The Company determined that the conversion feature did not meet the definition of a liability and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability. The Company evaluated the conversion feature for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the notes and was deemed to be less than the market value of underlying common stock at the inception of the notes. Therefore, the Company recognized a beneficial conversion feature for each of the notes in the amount of $516,920, $83,265 and $117,719 at October 31, 2013, November 30, 2013 and January 31, 2014, respectively. The discount is amortized over the life of the notes using the effective interest method. The Company amortized $87,395 of the discount on the convertible notes payable to interest expense during the nine months ended April 30, 2014.

Conversions

During nine months ended April 30, 2014, the holders of the convertible note payable dated March 31, 2013 converted $42,316 of principal and $17,864 of accrued interest into 3,000,000 shares of common stock. On the conversion date, the unamortized discount related to the beneficial conversion feature was amortized to interest expense.

Note 7. Stockholders’ Equity

Conversion of shares

During nine months ended April 30, 2014, the holders of our convertible notes elected to convert $42,316 of principal and $17,864 of accrued interest into shares of common stock of the Company.

Note 8. Subsequent Events

During May 2014, the holders of the convertible promissory notes signed March 31, 2013 elected to convert $44,000 in principal and accrued interest into 2,200,000 shares of common stock of the Company.

During June and July 2014, holders of the convertible promissory notes elected to convert $211,835 in principal and accrued interest into 9,500,000 shares of common stock of the Company.

On July 31, 2014, the Company signed a convertible promissory note of $401,075 with Vista View Ventures Inc., which refinanced non-interest bearing advances. This note is payable at maturity and bears interest at 10% per annum. The holder of the note may not convert the convertible promissory note into common stock if that conversion would result in the holder owing more than 4.99% of the number of shares of common stock outstanding on the conversion date. The convertible promissory note is convertible into common stock at the option of the holder.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Aristocrat Group Corp.

(A Development Stage Company)

Miramar Beach, Florida

We have audited the accompanying consolidated balance sheet of Aristocrat Group Corp. as of July 31, 2013, and the related consolidated statements of operations, stockholders’ deficit , and cash flows for the year then ended and for the period from July 20, 2011 (inception) to July 31, 2013.  Aristocrat Group Corp.’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  The financial statements for the period from July 20, 2011 (inception) through July 31, 2012 were audited by other auditors whose report expressed an unqualified opinion on those financial statements.  The financial statements for the period July 20, 2011 (inception) through June 30, 2012 include a net loss of $51,375.  Our opinion on the consolidated financial statements for the period from July 20, 2011 (inception) through July 31, 2013, insofar as it relates to amounts from July 20, 2011 (inception) through July 31, 2012, is based solely on the report of other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aristocrat Group Corp. as of July 31, 2013, and the results of its operations and its cash flows for the year then ended and for the period from July 20, 2011 (inception) through July 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Aristocrat Group Corp. will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, Aristocrat Group Corp. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

November 13, 2013

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Aristocrat Group Corp.:

I have audited the balance sheets of Aristocrat Group Corp. as of July 31, 2012 and the related statement of operations, changes in stockholder’s equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements were free of material misstatement.  The Company was not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting.  My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, I express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provide a reasonable basis for my opinion.

In my opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Aristocrat Group Corp. as of July 31, 2012, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not generated significant revenues from operations and is requiring traditional financing or equity funding to commence its operating plan.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Further information and management’s plans in regard to this uncertainty were also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor, Florida

November 14, 2012

Aristocrat Group Corp.

(A Development Stage Enterprise)

Consolidated Balance Sheets

	July 31, 2013	July 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$205,153	$1,243
Prepaid expenses	88,609	—
Total current assets	293,762	1,243

Security deposit	1,367	—

TOTAL ASSETS	$295,129	$1,243

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$102,874	$2,453
Advances payable	516,920	6,665
Total current liabilities	619,794	9,118

Accrued interest payable	5,584	—
Convertible note payable, net of discount of $139,153	27,922	—

TOTAL LIABILITIES	653,300	9,118

Stockholders’ Deficit:
Common stock: 250,000,000 authorized; $0.0001 par value 62,250,000 shares issued and outstanding	6,225	6,225
Additional paid in capital	204,350	37,275
Deficit accumulated during development stage	(568,746)	(51,375)

TOTAL STOCKHOLDERS’ DEFICIT	(358,171)	(7,875)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$295,129	$1,243

The accompanying notes are an integral part of these consolidated financial statements.

Aristocrat Group Corp.

(A Development Stage Enterprise)

Consolidated Statements of Operations

	Year Ended July 31,		Period from inception (July 20, 2011) through July 31, 2013
	2013	2012

EXPENSES
General and administrative expense	$483,864	$51,275	$535,239

Loss from operations	(483,864)	(51,275)	(535,239)

Interest expense	(33,507)	—	(33,507)

Net loss	$(517,371)	$(51,275)	$(568,746)

Net loss per common share – basic and diluted	$(0.01)	$(0.00)

Weighted average number of common shares outstanding – basic and diluted	62,250,000	56,217,215

The accompanying notes are an integral part of these consolidated financial statements.

Aristocrat Group Corp.

(A Development Stage Enterprise)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid in	Accumulated Deficit During Development
	Shares	Amount	Capital	Stage	Total

Balance at Inception, July 20, 2011	—	$—	$—	$—	$—

Issuance of common stock to founder for cash, July 20, 2011, $0.0002 per share	45,000,000	4,500	4,500	—	9,000
Net loss	—	—	—	(100)	(100)

Balance, July 31, 2011	45,000,000	4,500	4,500	(100)	8,900

Issuance of common stock for cash, December 6, 2011, $0.002 per share	17,250,000	1,725	32,775	—	34,500
Net loss	—	—	—	(51,275)	(51,275)

Balance, July 31, 2012	62,250,000	6,225	37,275	(51,375)	(7,875)

Discount on issuance of convertible note payable	—	—	167,075	—	167,075
Net loss	—	—	—	(517,371)	(517,371)

Balance, July 31, 2013	62,250,000	$6,225	$204,350	$(568,746)	$(358,171)

The accompanying notes are an integral part of these consolidated financial statements.

Aristocrat Group Corp.

(A Development Stage Enterprise)

Consolidated Statements of Cash Flows

	Year Ended July 31,		Period from inception (July 20, 2011) through July 31, 2013
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(517,371)	$(51,275)	$(568,746)
Adjustment to reconcile net loss to net cash used in operations:
Amortization of discount on convertible note payable	27,922	—	27,922
Changes in assets and liabilities:
Prepaid expenses	(88,609)	—	(88,609)
Security deposit	(1,367)	—	(1,367)
Accounts payable and accrued expenses	100,421	2,453	102,874
Accrued interest payable	5,584	—	5,584
Net cash used in operating activities	(473,420)	(48,822)	(522,342)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	34,500	43,500
Proceeds from advances	677,330	6,665	683,995
Net cash provided by financing activities	677,330	41,165	727,495

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	203,910	(7,657)	205,153

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,243	8,900	—
CASH AND CASH EQUIVALENTS AT THE END OF PERIOD	$205,153	$1,243	$205,153

Cash paid for:
Interest	$—	$—	$—
Taxes	$—	$—	$—

Non-cash financing transaction:
Refinancing of advances into convertible note payable	$167,075	$—	$167,075
Debt discount on convertible note payable	$167,075	$—	$167,075

The accompanying notes are an integral part of these consolidated financial statements.

Aristocrat Group Corp.

(A Development Stage Corporation)

Notes to Consolidated Financial Statements

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

We are a development stage company and were incorporated in the State of Florida on July 20, 2011, as a for-profit company, and established a fiscal year end of July 31. We have not established any business operations and have not achieved any revenues. The development of our business has been limited to organizational matters, the preparation of our business plan, and the preparation of the financial statements. Our ability to establish operations is entirely dependent on our ability to raise sufficient financing to execute our business plan, however, there is no guarantee that we will be successful in this regard. Furthermore, if we successfully establish operations, there is no guarantee that there will be a significant market for our services or that we will achieve significant revenues, if any.

The Board of Directors believe that to continue to protect and increase shareholder value, it would be to the advantage, welfare and best interests of the shareholders for the Company to consider alternative corporate strategies to generate new business revenue for the Company. Thus, the Board of Directors approved adding a second business to the Company’s business plan:  Aristocrat Brands, a focused brand management company.  The Aristocrat Brands and Supercare Centers business lines will be operated under two separate divisions of Aristocrat Group Corp.  Although the Supercare Centers will continue to be a business line, the primary focus from this point forward will be on Aristocrat Brands.

On January 15, 2013, we formed Top Shelf Distributing, LLC (“Top Shelf”) as our wholly-owned subsidiary. Top Shelf will be focused on developing our distilled spirits line of business.

On December 31, 2012, the Company received written notice of the resignation of Cindy Morrissey as Chairman, President and Director of the Company, effective as of January 1, 2013.  On December 31, 2012, the Board of Directors appointed Robert Federowicz to be President and Chief Executive Officer of the Company to fill the outstanding vacancies.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended July 31, 2013, the Company had an accumulated deficit since inception of $568,746. As of July 31, 2013, the Company had not emerged from the development stage. In view of these matters, the Company’s ability to continue as a going concern is dependent upon its ability to achieve a level of profitability. The Company intends to finance its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other financing sources, including term notes until such time that funds provided by operations are sufficient to fund working capital requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

Development Stage Company

The Company is currently a development stage enterprise reporting under the provisions of Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”.  Its activities to date have been limited to capital formation, organization, and development of its business.

Principles of Consolidation

The consolidated financial statements include the accounts Aristocrat Group Corp. and our wholly-owned subsidiaries, Aristocrat Brands LLC and Top Shelf Distributing LLC.  All intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents

For the purpose of the financial statements cash equivalents include all highly liquid investments with maturity of three months or less.

Earnings (Loss) per Common Share

The basic earnings (loss) per common share are calculated by dividing the Company’s net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common Shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no diluted shares outstanding for any periods reported.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

For financial statement purposes, we recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.  The Company has not recognized any penalties or interest related to income tax obligations.

Financial Instruments

FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

●	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of July 31, 2013. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include, prepaid expenses, accounts payable and accrued expenses, and convertible note payable. The fair value of the Company’s convertible notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Advertising

The Company expenses advertising as incurred.  During the years ending July 31, 2013 and 2012, the Company incurred $40,000 and $0, respectively, of advertising expenses.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

The Company evaluated subsequent events through the date when financial statements are issued for disclosure consideration.

Recently Issued Accounting Pronouncements

The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

NOTE 3. PREPAID EXPENSES

At July 31, 2013, prepaid expenses consist of $82,010 paid to a vendor to manufacture distilled spirits which the Company intends to sell, and $6,599 of prepaid rent and consulting.

NOTE 4. ADVANCES

During the year ended July 31, 2013, the Company received working capital advances in the amount of $677,330.  These advances are non-interest bearing and payable upon demand.  A portion of the advances were refinanced into interest-bearing convertible promissory notes in March 2013 (See Note 5) and the remaining portion was converted to a note payable subsequent to year end (See Note 9). The lender of these advances is the same lender of the convertible promissory notes discussed in Notes 5 and 9. The funds were advanced to the Company through an intermediary agent which also provides certain legal, accounting and support services to the Company.

NOTE 5. CONVERTIBLE NOTE PAYABLE

On March 31, 2013, the Company signed a convertible promissory note with Vista View Ventures Inc. which refinanced non-interest bearing advances in the amount of $167,075 into a convertible note payable. The convertible promissory note bears interest at 10% per annum and is payable along with accrued interest on March 31, 2015.  The holder of the note may not convert the convertible promissory note into common stock if that conversion would result in the holder owning more than 4.99% of the number of shares of common stock outstanding on the conversion date. The convertible promissory note is convertible into common stock at the option of the holder at the rate of $0.02 per share.

The Company evaluated the terms of this note in accordance with ASC Topic No. 815 – 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined that the underlying common stock is indexed to the Company’s common stock. The Company determined that the conversion feature did not meet the definition of a liability and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability. The Company evaluated the conversion feature for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of the notes and was deemed to be less than the market value of underlying common stock at the inception of the note.  Therefore, the Company recognized a beneficial conversion feature in the amount of $167,075. The discount is being amortized over the life of the note using the effective interest method. During the year ended July 31, 2013, the Company recognized interest expense in the amount of $27,922 as a result of amortization of the discount on the convertible note payable. As of July 31, 2013, the balance of the discount was $139,153. Accrued interest at July 31, 2013 totaled $5,584 on this convertible note.

NOTE 6. EQUITY TRANSACTIONS

Common Stock

On July 20, 2011, 45,000,000 shares of common stock of the Company were issued to the founder for $0.0002 per share for cash proceeds of $9,000.

On December 6, 2011, 17,250,000 shares of common stock of the Company were issued for $0.002 per share for cash proceeds of $34,500.

On May 1, 2012, the Company effected a five-for-one forward stock split of its issued and outstanding common stock.  All share and per share amounts have been retroactively restated for the forward split.

NOTE 7. INCOME TAXES

There are no current or deferred income tax expense or benefit for the years ended July 31, 2013 and 2012.

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes.

	Year ended July 31,
	2013	2012

Loss carry-forward deferred tax asset	$199,000	$17,400
Valuation allowance	(199,000)	(17,400)

	$—	$—

The Company has a net operating loss carry-forward of $568,746.  The Company has not recognized an income tax benefit for the period based on uncertainties concerning its ability to generate taxable income in future periods. The tax benefit for the current period presented is offset by a valuation allowance (100%) established against deferred tax assets arising from operating losses and other temporary differences, the realization of which could not be considered more likely than not. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

NOTE 8. COMMITTMENTS

Rental expense for office operating leases was $5,030 and $0 during the years ended July 31, 2013 and 2012, respectively.  The Company has rental commitments under non-cancellable operating leases of $16,398 and $15,032 during the years ending July 31, 2014 and 2015, respectively.

NOTE 9. SUBSEQUENT EVENTS

On October 31, 2013, the Company signed a convertible promissory note which refinanced non-interest bearing advances from Vista View Ventures Inc. in the amount of $516,920 into a convertible note payable. The convertible promissory note bears interest at 10% per annum and is payable along with accrued interest on October 31, 2015.  The convertible promissory note is convertible into common stock at the option of the holder at the rate of $0.02 per share. The holder of the note may not convert the convertible promissory note into common stock if that conversion would result in the holder owning more than 4.99% of the number of shares of common stock outstanding on the conversion date.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Accounting fees and expenses	$2,500
Legal fees and expense	$20,000
Blue Sky fees and expenses	$0
Miscellaneous and SEC filing fee	$5,000
Total	$27,500

All amounts are estimates. We are paying all expenses of the offering listed above.

Item 14. Indemnification Of Directors And Officers.

Under our Articles of Incorporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Florida.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act:

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price or Convertible Security, Afforded to Purchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, terms of exercise or conversion
July 10, 2011(1)	Common Stock	9,000,000	$9,000 cash	Securities Act Section 4(a)(2)(2)
March 18, 2014	Common Stock	1,000,000	$20,000 conversion of debt on convertible promissory note dated March 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
April 1, 2014	Common Stock	1,000,000	$20,000 conversion of debt on convertible promissory note dated March 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.

April 25, 2014	Common Stock	1,000,000	$20,000 conversion of debt on convertible promissory note dated March 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
May 8, 2014	Common Stock	1,000,000	$20,000 conversion of debt on convertible promissory note dated March 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
May 16, 2014	Common Stock	1,200,000	$24,000 conversion of debt on convertible promissory note dated March 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
June 3, 2014	Common Stock	2,000,000	$40,000 conversion of debt on convertible promissory note dated March 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
June 12, 2014	Common Stock	2,096,932	$41,938.64 conversion of debt on convertible promissory note dated March 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
June 17, 2014	Common Stock	3,000,000	$60,000 conversion of debt on convertible promissory note data October 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.
June 24, 2014	Common Stock	3,500,000	$70,000 conversion of debt on convertible promissory note data October 31, 2013.	SEC Rule 144(a)(3)	Principal and accrued interest convertible to common stock at $0.02 per share.

(1)

On July 20, 2011, we issued 9,000,000 shares to Melanie Maute, the Company’s founder, in exchange for cash of $9,000. We relied upon Section 4(2) of the Securities Act, which exempts from registration “transactions by an issuer not involving any public offering.

(2)

We believe Ms. Maute had such knowledge and experience in financial and business matters that she was capable of evaluating the merits and risks of the investment and therefore did not need the protections offered by registration under the Securities Act of 1933, as amended. Ms. Maute certified that she was purchasing the shares for her own account, with investment intent. The offering was not accompanied by general advertisement or general solicitation and the shares were issued with the customary restrictive legend.

The above securities were not registered under the Securities Act.  These securities qualified for exemption under 3(a)9 of the Securities Act. We made this determination based on the representations of the investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Articles of Incorporation of Aristocrat Group Corp.
3.2	Bylaws of Aristocrat Group Corp.
5.1	Opinion of Sonfield & Sonfield
10.1	Investment Agreement between Jaxon Group Corp. and the Company dated September 15, 2014
10.2	Registration Rights Agreement dated September 15, 2014 by and between Aristocrat Group Corp. and Jaxon Group Corp., LLC.
10. 3	Joint Venture Agreement dated October 31, 2013 between Aristocrat Group Corp. and The Westcoast Spirits Company Ltd.
21.1	List of Subsidiaries of the Registrant
23.1(i)	Consent of GBH CPAs, PC
23.1(ii)	Consent of Peter Messineo, CPAs
23.2	Consent of Sonfield & Sonfield (included in Exhibit 5.1)
101	Interactive Data File

Item 17. Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser:

If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miramar Beach, State of Florida, on September 25, 2014.

ARISTOCRAT GROUP CORP.

By: /s/ Robert Federowicz
Robert Federowicz
Chief Executive Officer, President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Sole Director.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Federowicz Robert Federowicz	Chief Executive Officer, President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Sole Director.	September 25, 2014